AMENDMENT NO. 1 TO
AMENDED AND RESTATED RIGHTS AGREEMENT

Amendment No. 1, dated as of May 10, 2012 (this “Amendment”), to the Amended and Restated Rights Agreement, dated as of November 16, 2011 (the “Rights Agreement”), by and between SunPower Corporation (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, as of the date of this Amendment, no Distribution Date has occurred and no Person is an Acquiring Person;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1.Section 1(e) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(e)    A Person will be deemed the “Beneficial Owner” of, and to “Beneficially Own,” any securities:

(i)    which such Person or any of such Person's Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement; or

(ii)    the beneficial ownership of which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire

(whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(iii)    which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

(iv)    of which any other Person is the Beneficial Owner, if such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person's Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company; or

(v)    in respect of which such Person or any of such Person's Affiliates or Associates has a Synthetic Long Position that has been disclosed in a filing by such Person or any of such Person's Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulation 13D-G or Regulation 14D under the Exchange Act in respect of which Common Shares are the “subject security” (as such term is used in such Regulations);

provided, however, that a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, any security (A) as a result of such Person having the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person's status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided further, however, that nothing in this Section 1(e) will cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person's participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the Board of Directors of the Company may determine in any specific case.”

2.Section 1(dd) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(dd)    “Purchase Price” means $35.00 per one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in this Agreement.”

3.Section 1 of the Rights Agreement is hereby further amended by adding the new Section 1(ww) immediately following Section 1(vv):

“(ww)    “Synthetic Long Position” means any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to Common Shares or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of Common Shares, whether or not such right is subject to settlement in whole or in part in Common Shares, and which increases in value as the value of Common Shares increases or which provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Common Shares, but shall not include:

(i)    rights of a pledge under a bona fide pledge of Common Shares;

(ii)    rights of all holders of Common Shares to receive Common Shares pro rata, or obligations to dispose of Common Shares, as a result of a merger, exchange offer, or consolidation involving the Company;

(iii)    rights or obligations to surrender Common Shares, or have Common Shares withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

(iv)    interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

(v)    interest or rights to participate in employee benefit plans of the Company held by employees or former employees of the Company; or

(vi)    options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The number of Common Shares in respect of which a Person has a Synthetic Long Position shall be the notional or other number of Common Shares specified in a filing by such Person or any of such Person's Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulation 13D-G or Regulation 14D under the Exchange Act in respect of which Common Shares are the “subject security” (as such term is defined in such Regulations) or in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part or, if no such number of Common Shares is specified in such filing or documentation, the number of Common Shares, as determined by the

Board of Directors of the Company in good faith, that corresponds most closely to the economic benefits and risks that would be expected to be derived from or associated with the ownership of Common Shares to which such Person is entitled or exposed by virtue of such Synthetic Long Position.”

4.Exhibits B and C to the Rights Agreement are deemed to be amended in a manner consistent with this Amendment.

5.This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

6.The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, and will remain in full force and effect.

7.This Amendment may be executed in any number of counterparts (including by fax and .pdf) and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. A signature to this Amendment transmitted electronically will have the same authority, effect and enforceability as an original signature.

8.This Amendment will be effective as of the date first written above, and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

9.The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies to the Rights Agent in his or her capacity as an officer on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

10.By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the effective time stated above.

SUNPOWER CORPORATION

By:	/S/ CHARLES D. BOYNTON
Name:	Charles D. Boynton
Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ DENNIS MOCCIA
Name:	Dennis Moccia
Title:	Manager, Contract Administration

[Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement]